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Sun Power Corporation 414 Viewcrest Road, Kelowna BC, Canada V1W 4J8 www.sunpowercorperation.com Phone: (800) 537-4099 Fax: (250) 764-7606 Email: aschwab@silk.net	Industry:	Mining & Mineral Development
	Listed:	OTCBB: SNPW / Berlin: "SJP"
	CUSIP#	866 833 106
	Shares Outstanding	32,681,000
	Current SEC Filings:	Can be accessed through the SEC's "EDGAR" service. Audited year end financials and latest quarterly reports are within the 10K and 10Q.
The Company
Seeking to acquire operating mines based on the ability of each mine to independently service and repay its acquisition costs through internally generated cash flow i.e.: project finance
Corporate Highlights

  Pending name change from Sun Power Corporation to Cardinal Minerals

  Acquisitions funded through project finance should limit shareholder dilution.

  Pending Debenture for funding first project (LaVerde silver-copper mine in Mexico) rated BBB investment grade

  LaVerde has 30 year operating history

  Existing high quality reserves[1] believed capable of supporting an additional 30 thirty years or more of operation.

  Production cost estimates would place LaVerde as one of world's lowest cost producers of silver at projected $1.97 per ounce.

  The potential value of in ground metal is estimated at between USD750 million and USD820 million at five year average prices for silver, copper and gold.

  Strong, proven management with global mining experience.

  Significant geopolitical operational strengths in Mexico

  Additional acquisitions under consideration

Development Strategy

Sun Power, now doing business as Cardinal Minerals, has recently dedicated itself to the acquisition of revenue producing mining assets through the use of project financing. By mitigating resource reserve risk; process risk and market risk, the Company believes that it can fund the acquisition of targeted mining properties without reliance upon heavily dilutive equity issues, a common fault of most junior resource companies.

To qualify as a targeted acquisition, a mining property must demonstrate a minimum of three years historic operations with positive cash flow; low cost production as a defence against lows in the market cycles; potential for expandable mineral reserves and the ability to increase production and cash flow through modern mining techniques.

The Company firmly believes that it's first project, the proposed acquisition of the La Verde silver-copper mine in Sinaloa, Mexico, meets all of these criteria.

1The reserves as reported herein have come from data prepared by others and have not been confirmed by Sun Power as conforming to SEC Industry Guide 7.

CARDINAL'S FIRST PROJECT
Key Project Finance Points

  Silver and Copper mining in Mexico. A proposed $10 million BBB rated debenture is pending placement by Recursos Minerales Cardenal, a wholly owned Mexican subsidiary of Sun Power. Net proceeds from the debenture, if successfully placed, will be used to: 1) acquire Minera Real de Cosala and its La Verde silver-copper mine, mill, mining concessions and related assets in Sinaloa, Mexico, 2) invest capital in the mine and mill to expand production, and 3) working capital.

  The La Verde silver-copper mine has a 30-year operating history. Historic revenues recently audited by KPMG Mexico.

  Investment and expansion at La Verde is targeted to raise production to 600-tpd mining rate producing 6,365 tonnes per year of silver rich, gold bearing copper concentrate containing 2 million ozs of silver, 3.9 million lbs of copper and 2,000 ozs of gold; ranking La Verde amongst the top 20 primary silver mines in the world.

  The expansion is based on known abundant reserves[1]. In-ground metal value is estimated at between $750 million and $820 million at 5-year average prices for silver of $4.94 per oz, copper of $0.74 per lb and gold of $286 per oz.

  Significant 'Blue Sky' Potential at La Verde. An additional 6 known occurrences of mineralization within the mineral leases are considered excellent exploration targets for La Verde and/or Navarro style mineralization.

  The copper concentrate will be exported. Negotiations are underway with a number of concentrate purchasers including: Glencore International AG, London based Trafigura and Canadian company Teck-Cominco Ltd.

  Strong management with backgrounds in both Mexican subsidiaries of major US corporations and International mining companies. Mexican auditors are KMPG.

1 The reserves as reported herein have come from data prepared by others and have not been confirmed by Sun Power as conforming to SEC Industry Guide 7.

Business Overview

Mexico is the largest silver producer in the world. Silver production totalled 2,800 tonnes (90 million ozs) in 2000, approximately 17% of the world's total annual mined silver production.

Recursos Minerales Cardenal pending acquisition of Minera Real de Cosala and its La Verde mine comes at an opportune time. Mexico has, until recently, been largely isolated from Western involvement in its mining sector. Changes to rules on foreign investment, allowing 100% ownership of mining interests by foreign controlled companies, are relatively recent. The La Verde mine is owned and operated by a Mexican family. Undercapitalised, and lacking mining expertise, the operations have not been developed to their full potential. Likewise significant identifiable surface mineralization within the company's mineral concession area have not been tested by modern exploration methods. Similarly re-evaluation of two abandoned mines on the property have potential to add additional reserves to what is already a significant reserve base. The La Verde mine and associated mill have been on 'care and maintenance' since closed in 2001 as a result of the financial problems of its then sole concentrate purchaser, Grupo Mexico.

Mexico a Favourable Operating Environment. La Verde benefits from an existing mine, mill, housing and offices, extensive pre-existing infrastructure, proximity to transportation links, a local experienced workforce, a well-established mining industry, a favourable regulatory environment, and the support of the Mexican Government.

La Verde Low Production Costs. Management believes that the La Verde operations will be one of the World's low cost producers of silver in the precious metals mining industry, with cash production costs in the order of $1.97/oz of silver, net of by-product credits. This compares to the weighted average cash cost of World primary silver mine production in 2002 of US$3.10/oz.

La Verde Abundant High Quality Reserves[1]. Extensive near-surface and underground mineralization has been defined, sufficient to support a long life of operation; a mineable reserve in the order of 13.6 million tonnes at an average grade between 239 gpt Ag and 270 gpt Ag, 0.9% Cu. and 0.3 gpt gold containing between 104 million ozs and 118 million ozs of silver, 270 million lbs. of copper and 131,000 ozs of gold.

Offtake Agreements for Silver-Copper Concentrate Sales Under Negotiation. The La Verde concentrate will find a ready market in a world short of mined silver and copper concentrate. The closure of mines due to low prices in recent years has left the world's copper smelting industry short of copper concentrate feed.

Significant 'Blue Sky' Potential at La Verde. An additional 6 known occurrences of mineralization within the mineral leases are considered excellent exploration targets for La Verde and/or Navarro style mineralization. The minimum strike length of the sequence of volcanoclastic rocks, which host the Minera Real de Cosala La Verde Mine, is 4 km. Southeast from the La Verde Mine along 1.5 kilometres of strike there are nearly continuous mineralised zones, respectively known as the Apomo, San Antonio, and Los Indios. In the next kilometre along strike there are two past producing mines, the Mamut and El Cajon, each of which are reported to have produced 500,000 tonnes grading approximately 525 gpt of silver. Approximately 0.5 km Northwest of the La Verde mine old small workings were discovered in 1998. None of these targets have been explored using modern exploration tools and methods.

It is planned to undertake an I.P geophysical exploration program concentrating on the La Verde Mine and areas of known mineralization on the concessions. To this end $250,000 has been budgeted for exploration in Year 1 of the Project. I.P geophysics, a relative inexpensive exploration tool, was tested at La Verde mine were it was successful in identifying at least one 'blind' ore horizon.

Silver, Gold and Copper Markets. On May 2, 2003, the closing prices for silver, gold and copper were $4.80 per oz, $340.70 per oz and $0.7205 per lb respectively.

Silver's fundamentals are strong. Photography is the single largest use for silver, an application that continues to show impressive growth in consumption. Other uses are in jewellery, electronics and chemical applications. In recent years, fabrication and investment demand has greatly outpaced mine production and scrap supply, forcing market participants to draw down existing stocks to meet demand. In 2001 the difference between silver scrap and mine supply and silver demand was approximately 70 million ozs, or roughly 8% of world demand. The 5-year and 10-year average silver price is $4.94 per oz and $4.95 per oz respectively.

1 The reserves as reported herein have come from data prepared by others and have not been confirmed by Sun Power as conforming to SEC Industry Guide

Business Overview Continued

Copper's qualities of high ductility, malleability, and thermal and electrical conductivity, and its resistance to corrosion, has meant that copper is now a major industrial metal, ranking third after iron and aluminium in terms of annual consumption. Building construction is the single largest market for copper, followed by electronics and electronic products, transportation, industrial machinery, and consumer and general products. Since the beginning of the century, industrial demand for refined copper has increased from 494 thousand tpy to over 13 million tpy. During the 1990's, demand for copper has grew at an average rate of 2.9% pa. The LME spot price per lb. of copper averaged U.S.71 cents in 2002, U.S.72 cents in 2001, U.S.82 cents in 2000.

Comparatives

La Verde compares favorably to its peers in terms of acquisition price, purchased reserve[1] base, cash cost of silver production per oz and capital cost of expansion.

La Verde - Comparison to Pan American Silver's La Colorado mine

	Purchase Price US$ million	Purchased Reserves (3) tonnes	Current Reserves M ozs Ag	Purchased Mill Capacity tpd	Expansion Capex US$ million	Targeted Mining Rate-tpd	Targeted Production M oz p.a	Estimated Cash Cost per US$/oz
La Colorado(4)	7.7(1)	100,000	90	200	20.0	800	3.8	2.25
La Verde	5	13,600,000	104-118(2)	200 - 350	2.7	600	2.0	1.97

(1) In 1998 Pan American Silver paid US$2.1 million in cash, 304,000 shares of common stock (then price of approx. C$12/share) and subsequently paid US$3 million (May 2002) in common stock for the vendors remaining 5% NSR royalty. (2) a mineable reserve in the order of 13.6 million tonnes at an average grade between 239 gpt Ag and 270 gpt Ag, 0.9% Cu and 0.3 gpt gold containing between 104 million ozs and 118 million ozs of silver. (3) La Verde: The reserves as reported herein have come from data prepared by others and has not been confirmed by the author as conforming to SEC Industry Guide 7. (4) Pan American Silver -- La Colorada mine Mexico's full year 2002 was 626,035 ozs of silver. Construction of the mine and mill expansion began in July 2002. La Colorada is expected to be Pan American's most profitable and purest silver mine, with over 90% of its value derived from silver sales. Construction to date is on schedule and within its $20 million budget. Remaining costs will be largely funded from a $10 million loan from the International Finance Corporation, a member of the World Bank Group.

Source: Pan American Silver published reports; Sun Power

La Verde World Ranking

The 2.03 million ozs per annum of projected silver production from La Verde, at the 600-tpd mining level, places the La Verde mine amongst the world's leading primary silver producing mines.

World Leading Primary Silver Mines

Rank	Mine	Country	Operator	Production 2001 / M ozs	Production La Verde / 600-tpd / M ozs
1	Cannington	Australia	BHP Billiton	29.99
2	Proano*	Mexico	Industrias Penoles SA de CV	28.74
3	Greens Creek	USA	Rio Tinto/Helca Mining	11.00
4	Uchucchacua	Peru	Compania de Minas Buenaventura SA	9.78
5	Tizapa	Mexcio	Industrias Penoles SA de CV	8.13
6	Imiter	Morocco	Societe Metallurgique d'Imiter	7.90
7	Rochester	USA	Coeur d'Aleene Mines Corp.	6.35
8	Galena	USA	Coeur d'Aleene Mines Corp.	4.51
9	Arcata	Peru	Minas de Arcata SA	4.44
10	Quiruvilca	Peru	Pan American Silver	3.26
11	Lucky Friday	USA	Pan American Silver	3.22
12	Huaron	Peru	Hecla Mining	2.90
13	San Martin	Mexico	First Silver Reserves Inc.	2.39
14	Caylloma	Peru	Hochchild Group	2.25
15	La Encantada	Mexico	Industrias Penoles SA de CV	1.62
	La Verde	Mexico	Sun Power / Recursos Minerales Cardenal		2.03

*part of the Fresnillo Group, which includes Naica and El monte Source : Silver Institute / GFMS, Sun Power ests

1 The reserves as reported herein have come from data prepared by others and have not been confirmed by Sun Power as conforming to SEC Industry Guide

Key Management

Robyn Storer - Ms. Storer is Sun Power's independent new business evaluator. Ms. Storer has over 20 years experience in the mining and metals sector. A qualified geologist, Ms. Storer worked for BP minerals in Australia. Ms. Storer spent over 10 years in London as an equity analyst covering the metals and mining sector for Credit Lyonnais, HSBC and Credit Suisse First Boston. Ms. Storer spent four years with Barclay's Capital in New York, covering metals and mining companies in the high yield debt market. Ms. Storer is currently working as an independent consultant. Ms. Storer has visited and evaluated exploration and mining properties in Europe, Russia, South Africa, South America, USA, Australia, China and Canada. Ms. Storer holds a BSc (Hons) degree from the University of Melbourne, Australia and an MBA from the IMI, University of Geneva.

J. Roland Vetter, CA. - Mr. Vetter is the President and Chief Financial Officer of Sun Power Corporation. (Cardinal Minerals). Mr. Vetter was the former Director of Group Financial Services for the Zimco Group and a former Chairman of the Anglo American Audit Liaison Committee. Zimco, part of the New Mining Business Division of Anglo American Corporation, comprised twelve distinct operations involved in mining and manufacturing. Mr Vetter is a Member of the Canadian and the South African Institute of Chartered Accountants. Mr. Vetter holds a Bachelor of Commerce and a Bachelor of Accounting degree from the University of the Witwatersrand, South Africa.

Victor Cardenas - Mr. Cardenas is the President and Chief Operating Officer of Sun Power's Mexican operating subsidiary (Recursos Minerales Cardenal). Mr. Cardenas was born in Mexico City and has over 33 years of business experience in Mexico, Central and South America, U.S.A., Canada and Asia. He spent 30 years of his business career with IBM Corporation where he held a number of senior positions and was instrumental in the success of various IBM business ventures between Canada and Mexico. He has strong business network with Mexican government officials at a federal and state level. Mr. Cardenas holds a Bachelor of Science in Engineering and attended numerous business and management education courses at Harvard Business School, U.S.A., Cambridge University, England, and IBM advanced management training.

Fernando Olguin - Mr. Olguin is a Director of Recursos Minerales Cardenal and the Company's Mexican Legal Counsel. Mr. Olguin has been a corporate lawyer for 35 years mainly focused in assisting international companies that have an interest in doing business in Mexico. He was the legal counsel and government relations VP for IBM Mexico for over fifteen years. Mr. Olguin now has his own practice in Mexico City, working with international companies and government ministries, assisting companies both entering the Mexican market and expanding existing ventures in Mexico. Mr. Olguin has strong ties with federal government officials and in the private sector in Mexico. Mr. Olguin holds a law degree from S.I.S. John Hopkins University, Baltimore, Maryland, U.S.A.

Corporate Disclaimer

This executive summary is provided for information purposes only and is not intended to constitute an offer to sell or a solicitation of an offer to buy securities. The information contained herein is primarily based on an independent feasibility study commissioned by the board of directors of Sun Power Corporation (the Company) on the proposed acquisition of the Minera Real de Cosala silver/copper, and is thus deemed to be accurate. Notwithstanding the Company and its management do not take responsibility for the adequacy, accuracy or completeness of the information contained herein. Assumptions contained herein involve risks and uncertainties including but not limited to Sun Power Corporation's ability to complete on the acquisition of the mine, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company has no obligation to revise or update this project overview to reflect current events or circumstances or the occurrence of unanticipated events. Readers are urged to scrutinise the Company's public filings with the SEC in this regard. The common shares of the Company are registered pursuant to the United States Securities Act of 1934. The United States Securities and Exchange Commission (SEC) permits mining companies, in their filings with the SEC, to disclose only confirmed mineral resources based upon comprehensive evaluation of unit cost, grade, recoveries and other factors that concludes economic feasibility of minerals that can be economically produced. Certain terms used in this executive summary such as resources are strictly prohibited in filings with the SEC.

The reserves as reported herein have come from data prepared by others and have not been confirmed by Sun Power as conforming to SEC Industry Guide 7.